Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Pre-effective Amendment No. 2 to the Registration Statement being filed on Form N-2 (No 333-197119) Amendment No. 2 under the Investment Company Act of 1940) and to the incorporation of our report dated November 12, 2014 with respect to the financial statements of Corsair Opportunity Fund as of October 21, 2014 and for the period from June 19, 2014 (inception) through October 21, 2014, filed with the Securities and Exchange Commission.

/s/ EisnerAmper LLP

New York, New York
November 12, 2014